Exhibit 99.1

IDEXX Laboratories Announces First Quarter Results

WESTBROOK, Maine, May 4, 2018 /PRNewswire/ --

  Reports revenue growth of 16% on a reported basis and 12% on an organic basis, driven by CAG Diagnostics recurring revenue growth of 17% reported and 13% organic
  Achieves record-setting first quarter 2,822 premium instrument placements, representing 21% year-over-year growth
  Delivers EPS of $1.01, driven by high revenue growth, strong operating margin gains and net benefits from U.S. Tax Reform
  Maintains 2018 reported revenue guidance of $2,205 million - $2,245 million, reflecting reported growth of 12% - 14%, and raises 2018 organic revenue growth guidance by 1% to 10.5% - 12.5%, which is offset by change in foreign exchange rate outlook
  Increases 2018 EPS outlook range by $0.02 to $4.06 - $4.20, as operational upsides are offset by impacts from updated foreign exchange rate outlook

IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, reports revenues for the first quarter of 2018 of $538 million, an increase of 16% compared to the prior year period on a reported basis, and 12% on an organic basis. First quarter results were driven by 13% organic gains in Companion Animal Group ("CAG") Diagnostics recurring revenue, including strong IDEXX VetLab® consumables and reference laboratory revenue growth in both the U.S. and international regions, as well as 12% organic growth in the Water business. First quarter results were also supported by 1,403 Catalyst® placements and 664 SediVue Dx® placements, an increase of 24% and 72% respectively compared to the prior year period. Total company revenue included $12 million that is attributable to implementation of ASU 2014-09, Revenue from Contracts with Customers (the "New Revenue Standard"), with a substantial portion related to the introduction of a very successful multi-modality customer program called IDEXX 360. Earnings per diluted share ("EPS") was $1.01 for the first quarter, representing 31% growth year-over-year on a reported basis and 32% on a comparable constant currency basis.

Based on its strong first quarter performance, the Company is raising its full-year 2018 organic revenue growth outlook by 1% to 10.5% - 12.5%, while maintaining guidance for 12% -14% on a reported basis reflecting updated foreign exchange rate assumptions. The Company is increasing its EPS guidance range to $4.06 – $4.20 per share, an increase of $0.02 at the midpoint of prior guidance. This incorporates benefits from the higher organic revenue growth outlook and continued constant currency operating margin improvement of an estimated 75 - 125 basis points, as well as incremental tax benefits from share-based compensation activity. These benefits are partially offset by changes in foreign exchange rate assumptions related to the strengthening of the U.S. dollar. As noted in the fourth quarter 2017 earnings release, this outlook incorporates expectations for an incremental $10 million in operating expense investments in innovation and employees, and $5 million of additional capital investment, resulting from the opportunity presented by the 2017 Tax Cuts and Jobs Act ("U.S. Tax Reform").

"We are pleased with the outstanding execution of our expanded commercial teams around the world in the first quarter, which resulted in 21% growth in premium instrument placements. These results were fueled by our newest innovations, including SediVue Dx and the launch of the IDEXX Catalyst SDMA Test early in the quarter, which further add to the unique value provided by our point-of-care suite of instruments with real-time patient insight," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer. "As we continue to advance our commercial presence, innovation and support for our customers, we are building our reputation as a partner in elevating the standard of care, which leads to both healthy practice growth and sustained organic volume gains by IDEXX."

First Quarter Performance Highlights

First quarter revenue of $538 million reflected growth of 16% on a reported basis and 12% on an organic basis. EPS for the quarter was $1.01, an increase of 31% compared to the first quarter 2017 on a reported basis, and 32% on a comparable constant currency basis.

Companion Animal Group

CAG generated 17% reported revenue growth and 13% organic revenue growth for the quarter, supported by CAG Diagnostics recurring organic revenue growth of 13%, which included $4 million attributable to the New Revenue Standard. CAG Diagnostics instrument revenue growth was 18% reported, 12% organic, including $7 million attributable to the New Revenue Standard, which was primarily related to the launch of the IDEXX 360 program in the U.S., providing customers with benefits from multi-modality solutions. Veterinary software services and diagnostic imaging systems revenue had another strong quarter, at 12% growth on a reported basis and 10% on an organic basis, supported by 40% growth in diagnostic imaging system placements compared to the prior year period.

  IDEXX VetLab consumables reported revenue grew 21% and organic revenue grew 17%, propelled by an expanding premium instrument base in U.S. and international markets, as well as benefits from innovations like SediVue and IDEXX Catalyst SDMA Test, which combined, added approximately 3% to global consumable growth. IDEXX VetLab premium diagnostic instrument placements grew 21% compared to the prior year period to a first quarter record number of 2,822, including 1,403 Catalyst® instruments, 755 premium hematology instruments and 664 IDEXX SediVue Dx analyzers.

  Reference laboratory diagnostic and consulting services reported revenue grew 18% on a reported basis and 14% on an organic basis. This growth was supported by continued mid-teen organic reference lab gains in the U.S., reflecting high levels of growth with existing customers and strong new customer acquisition and customer retention rates, as well as strong gains in Europe.

  Rapid assay products generated solid reported revenue growth of 9%, 7% organically, driven by strong volume gains in SNAP® 4Dx® Plus Tests and first-generation products, supported by seasonal practice stocking programs and continued moderate price gains.

Water

Reported revenue growth was 16% and organic revenue growth was 12% for the quarter, supported by continued solid volume growth in our core Colilert® products. First quarter results benefited by approximately 3% from favorable comparisons to prior year channel inventory adjustments in advance of our go-direct initiative in Brazil. Approximately 2% of growth benefit was attributed to later shipping cutoff under the New Revenue Standard.

Livestock, Poultry and Dairy ("LPD")

Revenue increased 10% for the quarter on a reported basis and 2% on an organic basis primarily driven by higher pregnancy product sales and recurring livestock diagnostics revenues, partially offset by continued pressure on our dairy testing business and moderate declines in European disease eradication programs.

Gross Profit and Operating Profit

Gross profit was $303 million for the quarter, an increase of 17% over the prior year period, and gross margin increased to 56.4% from 55.9% in the prior year period. Constant currency gross margin was 50 basis points higher than first quarter 2017, supported by continued solid price gains and volume leverage in our VetLab and reference lab businesses, which offset effects from reinvestment of U.S. Tax Reform benefits.

Operating profit was $113 million, up 23% on a reported basis and 18% on a constant currency basis compared to the prior year period, driven by high profit growth in our CAG and Water businesses. Operating margins were 21.0% in the quarter, 100 basis points higher than the prior year period on a reported and constant currency basis, reflecting gross margin gains and operating expense leverage driven by our high levels of revenue growth.

2018 Financial Outlook

The Company is maintaining its 2018 revenue outlook of $2,205 million - $2,245 million, reflecting expectations for full-year reported revenue growth of 12% - 14%, and increasing its 2018 full-year organic revenue growth outlook by 1%, to 10.5% -12.5%. Compared to earlier guidance, our updated estimates for 2018 foreign exchange rates reduce our reported revenue outlook by approximately $15 million. We now estimate that the effect of the weaker U.S. dollar compared to currency exchange rates in 2017 will benefit 2018 reported revenue growth by approximately 1.5%, EPS growth by approximately 2%, and EPS by an estimated $0.07 per share, including the net impact from projected hedge losses of approximately $5 million in 2018.

We are increasing our 2018 EPS outlook to $4.06 - $4.20 per share, an increase of $0.02 per share. This incorporates the operational upside of $0.04 per share from our higher revenue outlook and consistent expectations for 75 to 125 basis points in full-year constant currency operating margin improvement, as well as $0.02 of projected incremental benefit from share-based compensation activity, partially offset by a negative $0.04 per share impact from updated foreign exchange assumptions. Our updated full-year estimate of the expected benefit from share-based compensation activity is $12.5 million - $16.5 million, or $0.14 - $0.19 per share. The Company continues to project free cash flow at approximately 80% - 85% of net income in 2018, including an estimated 15% impact related to $50 million of incremental capital spending related to its Westbrook, Maine headquarters expansion and the relocation and expansion of its German core laboratory, in addition to approximately $5 million in funding of our capital plan to support incremental growth initiatives related to reinvestment of U.S. Tax Reform benefits. For 2018, the Company projects capital spending of approximately $140 million.

The guidance for 2018 reflects the assumptions that the value of the U.S. dollar relative to other currencies at the following rates: euro at $1.20, British pound at $1.37, Canadian dollar at $0.77, Australian dollar at $0.74; Japanese yen at ¥111, Chinese renminbi at RMB 6.40 and Brazilian real at R$3.55 to the U.S. dollar for the remainder of 2018.

The Company provides the following updated guidance for 2018:

Amounts in millions except per share data and percentages

	Guidance Range	Growth Definition	Year-over-year Growth

Revenue	$2,205 - $2,245	Reported	12% - 14%
		Organic Revenue Growth	10.5% - 12.5%

EPS	$4.06 - $4.20	Reported	38% - 43%
		Constant Currency Comparable Constant Currency	36% - 40% 30% - 35%

Operating Cash Flow		~120% - 125% of net income

Free Cash Flow		~80% - 85% of net income

Capital Expenditures		~$140 million

We expect an effective tax rate of 19.5% - 20.5%, after a projected reduction of approximately 300 basis points from share-based compensation-related tax benefits. We are projecting a reduction in weighted average shares outstanding of approximately 1.0% - 1.5% and net interest expense of approximately $35 million - $36 million reflecting current and projected borrowings.

For a quick-reference snapshot of the Company's quarterly performance, please visit www.idexx.com/investors.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its first quarter results and management's outlook. To participate in the conference call, please dial 1-800-288-8967 or 1-612-234-9960 and reference confirmation code 447373. Replay of the conference call will be available through Friday, May 11, 2018 by dialing 1-800-475-6701 or 1-320-365-3844 and referencing replay code 447373.

Individuals can access a live webcast of the conference call through a link on the IDEXX website, www.idexx.com/investors. An archived edition of the webcast will be available after 1:00 p.m. (Eastern) on that day via the same link and will remain available for one year.

2018 Annual Meeting of Shareholders

IDEXX Laboratories, Inc. announced today that it will hold its 2018 Annual Meeting of Shareholders (the "2018 Annual Meeting") on Wednesday, May 9, 2018 at 12:00 p.m. (Eastern). The 2018 Annual Meeting will be a virtual meeting via a live audio webcast at www.virtualshareholdermeeting.com/IDXX2018. The online pre-meeting forum can be accessed at www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders. At this online pre-meeting forum, you can submit questions in writing in advance of the 2018 Annual Meeting, vote, view the Rules of Conduct and Procedures relating to the 2018 Annual Meeting and access copies of proxy materials and the 2017 Annual Report.

Shareholders as of the close of business on March 16, 2018 are entitled to attend the 2018 Annual Meeting, vote their shares electronically and submit questions before and during the live audio webcast. As part of the 2018 Annual Meeting, the Company will answer the questions submitted by our shareholders during a live Q&A session, as time permits. The Company will publish the answer to each such question, including those for which there is not sufficient time to address during the 2018 Annual Meeting on the Company's Investor Relations website as soon as practicable after the meeting. An archived replay will also be available at www.virtualshareholdermeeting.com/IDXX2018 after the conclusion of the 2018 Annual Meeting and will remain available for one year. Further information on the 2018 Annual Meeting can be found in the Company's proxy materials.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX employs more than 7,500 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Note Regarding Forward-Looking Statements
This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "2018 Financial Outlook" and elsewhere and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "projected", "should," and similar words and expressions. Our forward-looking statements include statements relating to our product launches; revenue growth and EPS outlooks; operating and free cash flow forecast; projected impacts of U.S. Tax Reform and New Revenue Standard; projected operating expense investments, including with respect to employee benefits; projected impact of foreign currency exchange rates and instrument placement program mix; and projected operating margins and expenses, capital expenditures, losses from foreign currency hedging transactions, tax and EPS benefits from share-based compensation arrangements, discrete tax benefits related to foreign tax credits, effective tax rates, weighted average shares outstanding and interest expense. These statements are based on management's expectation of future events as of the date of this earnings release. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A description of the risks and uncertainties that could cause results to differ materially from those described in the forward-looking statements can be found in the Company's 2017 Annual Report on Form 10-K and the Company's other filings with the U.S. Securities and Exchange Commission available at www.sec.gov.

Statement Regarding Non-GAAP Financial Measures

The following defines terms and conventions and provides reconciliations regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company's business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Constant currency - Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, gross profit, operating profit, and EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes increased first quarter 2018 revenue growth by 4%, increased gross profit growth by 4%, had an immaterial impact on gross profit margin growth, increased operating profit growth by 5%, increased operating expense by 4%, had an immaterial impact on operating profit margin growth, and increased EPS growth by 5%; are expected to increase projected full-year 2018 revenue growth by approximately 1.5%, increase projected second quarter 2018 revenue growth by approximately 1.5%-2%, increase projected full-year 2018 operating profit margin growth by approximately 10 basis points, and increase projected full-year 2018 EPS growth by approximately 2%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three months ended March 31, 2018.

Growth and organic revenue growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted. Organic revenue growth is a non-GAAP financial measure that excludes the impact of changes in foreign currency exchange rates and revenue from business acquisitions. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three months ended March 31, 2018. See the constant currency note above for the impacts of estimated currency changes to the projected full-year and second quarter 2018 organic revenue growth for the Company. The percentage change in revenue resulting from acquisitions represents incremental revenues attributable to business acquisitions that have occurred since the beginning of the prior year period. Effective January 1, 2018, we exclude only acquisitions that are considered to be a business (consistent with ASU 2017-01, "Business Combinations: (Topic 850) Clarifying the Definition of a Business") from organic revenue growth. For more detail on what acquisitions we consider to be a business in computing organic growth, please see Management's Discussion and Analysis of Financial Conditions and Results of Operations, Non-GAAP Financial Measures, contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. For the calculation of projected full-year and second quarter 2018 organic revenue growth, the impacts of revenue from acquisitions is immaterial.

Comparable constant currency EPS growth - Comparable constant currency EPS growth is a non-GAAP financial measure that excludes the tax effects of share-based compensation activity under ASU 2016-09, a one-time negative impact related to U.S. Tax Reform, and a discrete tax benefit related to the expected utilization of foreign tax credits. Management believes comparable constant currency EPS growth is a more useful way to measure the Company's business performance than constant currency EPS growth, and will be used going forward, because it enables better period-over-period comparisons of the fundamental financial results by excluding items that vary independent of performance and provides greater transparency to investors regarding a key metric used by management. Share-based compensation activity increased first quarter 2018 EPS by $0.11 compared to $0.12 in the first quarter of 2017, and is expected to increase projected EPS by $0.16 for the full-year 2018 compared to $0.30 for full-year 2017. A one-time negative impact related to the enactment of the Tax Cuts and Jobs Act for the fourth quarter of 2017, due to the deemed repatriation of the Company's foreign profits, net of the remeasurement of deferred taxes at the lower enacted corporate tax rate, reduced full-year 2017 EPS by $0.34. A discrete tax benefit related to the expected utilization of foreign tax credits in 2017 increased full-year 2017 EPS by $0.04. These impacts and those described in the constant currency note above reconcile reported EPS growth to comparable constant currency EPS growth for the Company.

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the three months ended March 31, 2018 and 2017. To estimate projected 2018 free cash flow, we have deducted projected purchases of property and equipment (also referred to as capital expenditures) of approximately $140 million.

Debt to Adjusted EBITDA (Leverage Ratios) - Adjusted EBITDA, gross debt, and net debt are non-GAAP financial measures. Adjusted EBITDA is a non-GAAP financial measure of earnings before interest, taxes, depreciation, amortization and share-based compensation based on reported results. Management believes that using Adjusted EBITDA, gross debt and net debt in the Adjusted EBITDA ratio is a useful and recognized measure for evaluating financial leverage. For further information on how Adjusted EBITDA and the Debt to Adjusted EBITDA Ratio are calculated, see the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2018	2017
Revenue:	Revenue	$537,656	$462,021

Expenses and Income:	Cost of revenue	234,557	203,830
	Gross profit	303,099	258,191
	Sales and marketing	100,101	87,244
	General and administrative	60,931	52,914
	Research and development	29,023	25,790

	Income from operations	113,044	92,243
	Interest expense, net	(8,695)	(7,506)
	Income before provision for income taxes	104,349	84,737
	Provision for income taxes	14,873	15,679
Net Income:	Net income	89,476	69,058
	Less: Noncontrolling interest in subsidiary's earnings	25	39
	Net income attributable to stockholders	$89,451	$69,019
	Earnings per share: Basic	$1.02	$0.78
	Earnings per share: Diluted	$1.01	$0.77
	Shares outstanding: Basic	87,331	88,117
	Shares outstanding: Diluted	88,944	89,994

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2018	2017
Operating Ratios	Gross profit	56.4%	55.9%
(as a percentage of revenue):	Sales, marketing, general and administrative expense	30.0%	30.3%
	Research and development expense	5.4%	5.6%
	Income from operations [1]	21.0%	20.0%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		March 31,	Percent of	March 31,	Percent of
		2018	Revenue	2017	Revenue
Revenue:	CAG	$470,833		$403,227
	Water	29,143		25,077
	LPD	32,240		29,317
	Other	5,440		4,400
	Total	$537,656		$462,021

Gross Profit:	CAG	$261,933	55.6%	$221,070	54.8%
	Water	20,362	69.9%	17,475	69.7%
	LPD	17,647	54.7%	16,845	57.5%
	Other	2,074	38.1%	2,111	48.0%
	Unallocated Amounts	1,083	N/A	690	N/A
	Total	$303,099	56.4%	$258,191	55.9%

Income from Operations:	CAG	$100,398	21.3%	$79,855	19.8%
	Water	12,462	42.8%	10,263	40.9%
	LPD	2,961	9.2%	3,802	13.0%
	Other	498	9.2%	393	8.9%
	Unallocated Amounts	(3,275)	N/A	(2,070)	N/A
	Total	$113,044	21.0%	$92,243	20.0%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Three Months Ended
					Percentage	Percentage	Organic
	March 31,	March 31,	Dollar	Percentage	Change from	Change from	Revenue
Net Revenue	2018	2017	Change	Change	Currency	Acquisitions	Growth [1]

CAG	$470,833	$403,227	$67,606	16.8%	3.6%	0.1%	13.1%
United States	308,286	270,488	37,798	14.0%	-	0.1%	13.9%
International	162,547	132,739	29,808	22.5%	10.9%	-	11.5%
Water	29,143	25,077	4,066	16.2%	4.4%	-	11.8%
United States	13,921	13,019	902	6.9%	-	-	6.9%
International	15,222	12,058	3,164	26.2%	9.5%	-	16.8%
LPD	32,240	29,317	2,923	10.0%	8.0%	-	2.0%
United States	3,313	3,484	(171)	(4.9%)	-	-	(4.9%)
International	28,927	25,833	3,094	12.0%	9.2%	-	2.8%
Other	5,440	4,400	1,040	23.6%	1.3%	-	22.3%
Total Company	$537,656	$462,021	$75,635	16.4%	4.0%	0.1%	12.3%
United States	327,461	288,613	38,848	13.5%	-	0.1%	13.4%
International	210,195	173,408	36,787	21.2%	10.4%	-	10.8%

	Three Months Ended
					Percentage	Percentage	Organic
	March 31,	March 31,	Dollar	Percentage	Change from	Change from	Revenue
Net CAG Revenue	2018	2017	Change	Change	Currency	Acquisitions	Growth [1]

CAG Diagnostics recurring revenue:	$406,048	$346,680	$59,368	17.1%	3.7%	-	13.4%
IDEXX VetLab consumables	149,513	123,553	25,960	21.0%	4.3%	-	16.7%
Rapid assay products	52,017	47,895	4,122	8.6%	1.9%	-	6.7%
Reference laboratory diagnostic and consulting services	186,937	159,069	27,868	17.5%	3.8%	-	13.7%
CAG Diagnostics services and accessories	17,581	16,163	1,418	8.8%	4.1%	-	4.6%
CAG Diagnostics capital – instruments	30,895	26,183	4,712	18.0%	6.1%	-	11.9%
Veterinary software, services and diagnostic imaging systems	33,890	30,364	3,526	11.6%	0.7%	1.0%	9.9%
Net CAG revenue	$470,833	$403,227	$67,606	16.8%	3.6%	0.1%	13.1%

[1] See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		March 31,	December 31,
		2018	2017
Assets:	Current Assets:
	Cash and cash equivalents	$159,229	$187,675
	Marketable securities	-	284,255
	Accounts receivable, net	259,865	234,597
	Inventories	179,039	164,318
	Other current assets	103,574	101,140
	Total current assets	701,707	971,985
	Property and equipment, net	384,246	379,096
	Other long-term assets, net	383,539	362,335
	Total assets	$1,469,492	$1,713,416

Liabilities and Stockholders'
Equity (Deficit):	Current Liabilities:
	Accounts payable	$70,409	$66,968
	Accrued liabilities	210,384	253,418
	Line of credit	407,500	655,000
	Deferred revenue	40,545	29,181
	Total current liabilities	728,838	1,004,567
	Long-term debt	609,005	606,075
	Other long-term liabilities, net	180,631	156,616
	Total long-term liabilities	789,636	762,691

	Total stockholders' deficit	(49,272)	(54,106)
	Noncontrolling interest	290	264
	Total stockholders' deficit	(48,982)	(53,842)
	Total liabilities and stockholders' deficit	$1,469,492	$1,713,416

IDEXX Laboratories, Inc. and Subsidiaries
Select Balance Sheet Information (Unaudited)

		March 31,	December 31,	September 30,	June 30,	March 31,
		2018	2017	2017	2017	2017
Selected Balance Sheet Information:
	Days sales outstanding [1]	42.0	41.7	43.4	41.7	42.4
	Inventory turns [2]	2.0	2.2	1.9	2.0	1.9

[1] Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2] Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2018	2017
Operating:	Cash Flows from Operating Activities:
	Net income	$89,476	$69,058
	Non-cash charges	30,860	28,763
	Changes in assets and liabilities	(85,438)	(66,547)
	Net cash provided by operating activities	34,898	31,274
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(23,726)	(23,647)
	Purchase of marketable securities	(87)	(90,492)
	Proceeds from the sale and maturities of marketable securities	284,125	87,476
	Acquisitions of businesses, net of cash acquired	-	(2,349)
	Net cash provided (used) by investing activities	260,312	(29,012)
Financing:	Cash Flows from Financing Activities:
	(Repayments) borrowings on revolving credit facilities, net	(247,500)	60,000
	Repurchases of common stock	(83,487)	(63,910)
	Proceeds from exercises of stock options and employee stock purchase plans	14,551	12,526
	Shares withheld for statutory tax withholding on restricted stock	(8,555)	(7,303)
	Net cash (used) provided by financing activities	(324,991)	1,313
	Net effect of changes in exchange rates on cash	1,335	1,932
	Net (decrease) increase in cash and cash equivalents	(28,446)	5,507
	Cash and cash equivalents, beginning of period	187,675	154,901
	Cash and cash equivalents, end of period	$159,229	$160,408

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2018	2017
Free Cash Flow:	Net cash provided by operating activities	$34,898	$31,274
	Investing cash flows attributable to purchases of property and equipment	(23,726)	(23,647)
	Free cash flow [1]	$11,172	$7,627

[1] See Statements Regarding Non-GAAP Financial Measures, above.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Shares repurchased in the open market	465	390
Shares acquired through employee surrender for statutory tax withholding	48	52
Total shares repurchased	513	442

Cost of shares repurchased in the open market	$86,188	$50,744
Cost of shares for employee surrenders	8,555	7,303
Total cost of shares	$94,743	$58,047

Average cost per share – open market repurchases	$185.23	$130.12
Average cost per share – employee surrenders	$178.83	$141.09
Average cost per share – total	$184.63	$131.41

Contact: Kerry Bennett, Investor Relations, 1-207-556-8155